SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                         ________________________


                               SCHEDULE 13G

          Information Statement pursuant to Rules 13d-1 and 13d-2
                 Under the Securities Exchange Act of 1934

                             (Final Amendment)


                      Quorum Health Group, Inc.
________________________________________________________________
                             (Name of Issuer)



                   Common Stock, $.01 par value
_________________________________________________________________
                      (Title of Class of Securities)



                            0007490841
_________________________________________________________________
                              (CUSIP Number)













                         ________________________

CUSIP No. 0007490841                                     Page 2 of 12 Pages
_________________________________________________________________
1)   Name of Reporting Person                Welsh, Carson,
     S.S. or I.R.S. Identification           Anderson & Stowe V,
     No. of Above Person                     L.P.
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting    773,826 shares of  Shares
Beneficially             Power          Common Stock, $.01
Owned by Each                                par value ("Common
Reporting Person                             Stock")
With:                    ________________________________________
                         6)   Shared Voting
                              Power                -0-
                         _______________________________________
                         7)   Sole Disposi-  773,826 shares of
                              tive Power     Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           773,826 shares of
     Owned by Each Reporting Person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                           1.6%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0007490841                                     Page 3 of 12 Pages
_________________________________________________________________
1)   Name of Reporting Person                 Welsh, Carson, Anderson
     S.S. or I.R.S. Identification             & Stowe VI, L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting    1,133,334 shares of
Shares Beneficially           Power          Common Stock
Owned by Each
Reporting Person         ________________________________________
With:                    6)   Shared Voting
                              Power                -0-
                         ________________________________________
                         7)   Sole Disposi-  1,133,334 shares of
                              tive Power     Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           1,133,334 shares of
     Owned by Each Reporting Person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                          2.3%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0007490841                           Page 4 of 12 Pages
_________________________________________________________________
1)   Name of Reporting Person                 WCAS Capital
     S.S. or I.R.S. Identification             Partners II, L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of Shares         5)   Sole Voting         -0-
Beneficially                  Power
Owned by Each
Reporting Person
With:                    ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-       -0-
                              tive Power


                          _______________________________________
                         8)   Shared Dis-
                              positive Power      -0-
                         ________________________________________

9)   Aggregate Amount Beneficially                -0-
     Owned by Each Reporting Person


_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                               -0-
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0007490841                           Page 5 of 12 Pages
_________________________________________________________________
1)   Name of Reporting Person                 WCAS Healthcare
     S.S. or I.R.S. Identification             Partners, L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting          -0-
Shares Beneficially           Power
Owned by Each
Reporting Person         ________________________________________
With:                    6)   Shared Voting
                              Power                -0-
                         ________________________________________
                         7)   Sole Disposi-        -0-
                              tive Power
                          _______________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially                 -0-
     Owned by Each Reporting Person
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                                -0-
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0007490841                           Page 6 of 12 Pages
_________________________________________________________________
1)   Name of Reporting Person                 WCA Management
     S.S. or I.R.S. Identification             Corporation
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     New York
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting          -0-
Shares Beneficially           Power
Owned by Each
Reporting Person         ________________________________________
With:                    6)   Shared Voting
                              Power                -0-
                         ________________________________________
                         7)   Sole Disposi-        -0-
                              tive Power
                          _______________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially                 -0-
     Owned by Each Reporting Person
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                                -0-
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  CO

CUSIP No. 0007490841                           Page 7 of 12 Pages
                 Final Amendment to Schedule 13G
                 _______________________________

          Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on February 14, 1994, as amended by Amendment No. 1 thereto filed on February 1, 1995, Amendment No. 2 thereto filed on March 29, 1995 and Amendment No. 3 thereto filed on January 24, 1996.

Item 1(a) -    Name of Issuer:  Quorum Health Group, Inc.

Item 1(b) -    Address of Issuer's Principal Executive Offices:

               103 Continental Place
               Brentwood, TN  37027

Item 2(a) -    Name of Person Filing:

               This statement is being filed by Welsh, Carson, Anderson & Stowe V, L.P., a Delaware limited partnership ("WCAS V"), Welsh, Carson, Anderson & Stowe VI, L.P., a Delaware limited partnership ("WCAS VI"), WCAS Capital Partners II, L.P., a Delaware limited partnership ("Capital
               Partners II"), WCAS Healthcare Partners, L.P., a Delaware limited partnership ("Healthcare Partners"), and WCA Management Corportion, a New York corporation ("WCA") (collectively, the "Reporting Persons").

Item 2(b) -    Address of Principal Business Office:

               320 Park Avenue, Suite 2500
               New York, New York  10022

Item 2(c) -    Place of Organization:

               WCAS V:  Delaware
               WCAS VI:  Delaware
               Capital Partners II: Delaware
               Healthcare Partners:  Delaware
               WCA:  New York

Item 2(d) -    Title of Class of Securities:

               Common Stock, $.01 par value ("Common Stock")

Item 2(e) -    CUSIP Number:  0007490841

CUSIP No. 0007490841                           Page 8 of 12 Pages
Item 3 -       Statements Filed Pursuant to Rules 13d-1(b) or
               13d-2(b):

               Not applicable.

Item 4 -       Ownership.

               (a)  Amount Beneficially Owned:

               WCAS V:  773,826 shares of Common Stock
               WCAS VI:  1,133,334 shares of Common Stock
               Capital Partners II:  -0-
               Healthcare Partners:  -0-
               WCA:  -0-

               (b)  Percent of Class:

               WCAS V:  1.6%
               WCAS VI:  2.3%
               Capital Partners II:  -0-
               Healthcare Partners:  -0-
               WCA:  -0-

               (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                    WCAS V:  773,826 shares
                    WCAS VI:  1,133,334 shares
                    Capital Partners II:  -0-
                    Healthcare Partners:  -0-
                    WCA:  -0-

               (ii) shared power to vote or to direct the vote:
                    -0-

               (iii) sole power to dispose or to direct the
                    disposition of:
                    WCAS V:  773,826 shares
                    WCAS VI:  1,133,334 shares
                    Capital Partners II:  -0-
                    Healthcare Partners:  -0-
                    WCA:  -0-

               (iv) shared power to dispose or to direct the
                    disposition of:  -0-

Item 5 -       Ownership of Five Percent or Less of a Class:

               This statement is being filed to report that as of
CUSIP No. 0007490841                           Page 9 of 12 Pages
               the date hereof the Reporting Persons have ceased to beneficially own more than five percent of the Common Stock.

Item 6 -       Ownership of More than Five Percent on Behalf of
               Another Person:

               Not applicable.

Item 7 -       Identification and Classification of the
               Subsidiary Which Acquired the Security Being
               Reported on By the Parent Company:

               Not applicable.

Item 8 - Identification and Classification of Members of the Group:

               See Exhibit 2.

Item 9 -       Notice of Dissolution of Group:

               Not applicable.

Item 10 -      Certification:

               Not applicable.

CUSIP No. 0007490841                          Page 10 of 12 Pages
Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         WELSH, CARSON, ANDERSON & STOWE V, L.P.
                         By:  WCAS V Partners, General Partner


                         By    /s/ Laura VanBuren
                                   General Partner

                         WELSH, CARSON, ANDERSON & STOWE VI, L.P.
                         By:  WCAS VI Partners, L.P., General Partner


                         By    /s/ Laura VanBuren
                                   General Partner

                         WCAS CAPITAL PARTNERS II, L.P.
                         By:  WCAS CP II Partners, General Partner


                         By      /s/ Laura VanBuren
                                    General Partner

                         WCAS HEALTHCARE PARTNERS, L.P.
                         By:  WCAS HP Partners, General Partner


                         By    /s/ Russell L. Carson
                                    General Partner


                         WCA MANAGEMENT CORPORATION


                         By     /s/ Russell L. Carson


Dated:  January 21, 1997

CUSIP No. 0007490841                                Page 11 of 12 Pages
                                                              EXHIBIT 1

                               AGREEMENT
                                  OF
                WELSH, CARSON, ANDERSON & STOWE V, L.P.
               WELSH, CARSON, ANDERSON & STOWE VI, L.P.
                    WCAS CAPITAL PARTNERS II, L.P.
                    WCAS HEALTHCARE PARTNERS, L.P.
                                  AND
                      WCA MANAGEMENT CORPORATION
                       PURSUANT TO RULE 13d-1(f)
                      __________________________

          The undersigned hereby agree that the Information Statement on Schedule 13G to which this Agreement is annexed as Exhibit 1 is filed on behalf of each of them in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

                         WELSH, CARSON, ANDERSON & STOWE V, L.P.
                         By:  WCAS V Partners, General Partner


                         By  /s/ Laura VanBuren
                                   General Partner

                         WELSH, CARSON, ANDERSON & STOWE VI, L.P.
                         By:  WCAS VI Partners, L.P., General Partner


                         By  /s/ Laura VanBuren
                                   General Partner

                         WCAS CAPITAL PARTNERS II, L.P.
                         By:  WCAS CP II Partners, General Partner


                         By  /s/ Laura VanBuren
                                    General Partner

                         WCAS HEALTHCARE PARTNERS, L.P.
                         By:  WCAS HP Partners, General Partner


                         By    /s/ Russell L. Carson
                                General Partner

                         WCA MANAGEMENT CORPORATION


                         By  /s/ Russell L. Carson
Dated:  January 21, 1997

CUSIP No. 0007490841                                Page 12 of 12 Pages
                                                              EXHIBIT 2

                   Identification and Classification
                        of Members of the Group
                   _________________________________

          Welsh, Carson, Anderson & Stowe V, L.P., Welsh, Carson,
Anderson & Stowe VI, L.P., WCAS Capital Partners II, L.P., WCAS
Healthcare Partners, L.P. and WCA Management Corporation are filing this statement on Schedule 13G as a group.

          Welsh, Carson, Anderson & Stowe V, L.P. is a Delaware limited partnership. Its sole general partner is WCAS V Partners, a New Jersey general partnership.

          Welsh, Carson, Anderson & Stowe VI, L.P. is a Delaware limited partnership. Its sole general partner is WCAS VI Partners, L.P., a Delaware limited partnership.

          WCAS Capital Partners II, L.P. is a Delaware limited partnership. Its sole general partner is WCAS CP II Partners, a New Jersey general partnership.

          WCAS Healthcare Partners, L.P. is a Delaware limited partnership. Its sole general partner is WCAS HP Partners, a Delaware general partnership.

          WCA Management Corporation is a New York corporation.